                                                                 EXHIBIT (5)(a)

We, National Life Insurance Company, agree to pay the Death Benefit to the Beneficiary, subject to the terms of this policy, when we receive at our Home Office due proof that the Insured died while this policy was in force.

Flexible Premium Variable Universal Life Insurance. Flexible Premiums may be paid until the death of the Insured. The Death Benefit is payable upon the death of the Insured. This policy is participating.

The amount and duration of the Death Benefit may increase or decrease daily, as described in the Death Benefit and Policy Changes section of this policy. The dollar amount of the Death Benefit is not guaranteed.

The Cash Surrender Value of this policy is dependent on the Account Value in the Separate Account, which fluctuates according to the investment experience of the Sub-Accounts of the Separate Account chosen by the Owner. The Cash Surrender Value may increase or decrease daily, and is not guaranteed as to dollar amount.

--------------------------------------------------------------------------------

RIGHT TO REVIEW POLICY. This policy may be returned to us at any time prior to the later of the end of the tenth day following its receipt by the Owner and the end of the tenth day after we mail notice of policy issue to the Owner. The policy may be returned in person or by mail to us or to the agent through whom it was bought. Upon such return, we will refund any premiums paid, and the policy will be deemed void as of its Date of Issue.

--------------------------------------------------------------------------------

Date of Issue:                      September 1, 1998
Policy Number:                      Specimen
Face Amount:                        $75,000.00

Insured:                            John Doe

Owner:                              XYZ Corporation
Beneficiary:                        Jane Doe

--------------------------------------------------------------------------------

The data and the terms on this and all following pages are part of this Policy.

This Policy is governed by the laws of the Governing Jurisdiction (See Policy Schedule A).

Signed for National Life Insurance Company at Montpelier, Vermont, as of the Date of Issue, by


             [SIG]                                   [SIG]

      Chairman of the Board                        Secretary
               and
      Chief Executive Officer                      Registrar

                                      INDEX

SECTION                                              PAGE  SECTION                                              PAGE
---------------------------------------------------------------------------------------------------------------------
GENERAL TERMS OF THIS POLICY                               INVESTMENT
      Consideration                                     1        General Account                                  13
      Entire Policy                                     1        Separate Account                                 13
      Representations                                   1        Sub-Accounts                                     13
      Incontestability                                  1        Allocations in General Among the Sub-            14
                                                                 Accounts
      Policy Months, Years & Anniversaries              1        Valuation                                        14
      Policy Effective Dates                            2        Transfer Privileges                              15
      Attained Age                                      2  POLICY VALUES
      Misstatement of Age or Sex                        2        Account Value of the Policy                      15
      Valuation Date & Valuation Period                 2        Net Account Value                                15
      Interest Rates                                    3        Account Value Attributable to the Sub--          15
                                                                 Account
      Basis of Computations                             3       Cash Surrender Value                              16
      Payment of Benefits                               3       Net Cash Surrender Value                          16
      Postponement of Payments                          3       Account Value of the Loan Account                 16
      Notices                                           4       Dividends                                         17
      Annual Report                                     4       Account Value Upon Reinstatement                  17
      Projection Report                                 4  CHARGES AGAINST THE ACCOUNT VALUE
                                                                Mortality & Expense Risk Charge                   17
ROLES IN THIS POLICY                                            Tax Charge                                        17
      Owner                                             4       Monthly Deduction                                 17
      Insured                                           5       Cost of Insurance Charge                          18
      Beneficiary                                       5       Policy Administration Charge                      18
      Change of Beneficiary                             5       Transfer Charge                                   18
      Trust Beneficiary                                 5       Rider Charge                                      18
      Unnamed Beneficiary                               6       Underwriting Charges                              19
      Assignments                                       6  WITHDRAWALS                                            19
      Spendthrift Provision                             6  POLICY LOANS
PREMIUMS                                                        Maximum Loan Value                                20
      Policy Protection Period                          6       Loan Interest Rate                                20
      Payment of Premiums                               7       General Loan Terms                                20
      Premium Loads                                     7  PAYMENT OPTIONS
      Net Premium                                       7       Option Effective Date                             21
      Premium Allocation                                8       General Payment Option Terms                      21
      Grace Period                                      8       Choice of Option                                  21
      Reinstatement                                     9       Change of Payment Option                          21
DEATH BENEFIT AND POLICY CHANGES                                Lump Sum Removal of Proceeds                      21
                                                                       Applied Under a Payment Option
      Death Benefit Compliance Test                     9       Option 1 - Payments of Interest Only              22
      Death Benefit                                    10       Option 2 - Payments for a Stated Time             22
      Suicide Limitation                               10       Option 3 - Payments for Life                      23
      Death Benefit Options                            10       Option 4 - Payments of a Stated Amount            25
      Option A                                         11       Option 5 - Life Annuity                           25
      Option B                                         11       Option 6 - Joint & Two-Thirds Annuity             25
      Death Benefit Standard                           11       Option 7 - 50% Survivor Annuity                   26
      Changes in Face Amount and                       11
            Death Benefit Option

                                POLICY SCHEDULE A
                           GENERAL POLICY INFORMATION

Policy Number:                           Specimen
Owner:                                   XYZ Corporation
Policy Date :                            September 1, 1998
Policy Year:                             September 1 through August 31
Date of Issue:                           September 1, 1998
Monthly Policy Date:                     1
Beneficiary:                             Jane Doe

                               INSURED INFORMATION

Insured:                                 John Doe
Issue Age:                               35
Sex:                                     Male
Smoker Status:                           Non-smoker
Social Security Number:                  111-11-1111
Residence:                               One National Life Drive
                                         Montpelier, VT 05604


                             BASE POLICY INFORMATION

Plan:                                    Flexible Premium Variable Universal Life
                                         Insurance
Death Benefit Option:                    Option A
Death Benefit Compliance Test:           Cash Value Accumulation Test
Governing Jurisdiction:                  VT
State of Issue:                          VT
Face Amount on Date of Issue:            $75,000
Initial Premium:                         $5,000.00
Initial Net Premium                      $4,725.94
Minimum Initial Premium                  $1,000.00
Minimum Monthly Premium                  $11.34


                                RIDER INFORMATION

Riders:                                  Supplemental Term Insurance Rider
Term Insurance Amount:                   $25,000


                       NET PREMIUM ALLOCATION LIMITATIONS

The Policy Owner may direct the allocation of the Net Premium to any Sub-Account as described in Policy Schedule C.

During the Free Look Period, however, the allocation of the Net Premium will be limited to the Money Market Sub-Account.

The Policy Owner may allocate no Net Premium to the General Account of the Company.


                               PARTIAL WITHDRAWALS

Minimum Withdrawal Amount:               $1,000.00

                               INSURANCE COVERAGE

Settlement Option Interest Rate:         3.5%


                              BASIS OF COMPUTATIONS

Mortality Table:                         1980 Commissioners Standard
                                         Ordinary Table
                                         Smoker/Nonsmoker
                                         Age Nearest Birthday
Interest Rate:                           4.00%

                                POLICY SCHEDULE B
                             POLICY CHARGES AND FEES

Charges displayed in this schedule are the maximum charges under this Policy. Current charges may be lower than those shown.


                                  PREMIUM LOADS

Premium loads, consisting of a Distribution charge and a Premium Tax Charge, are deducted from each premium payment.

Distribution Charge:

                        Premiums paid during                Premiums paid during
                             Policy year                         Policy year
   Policy Year          Up to Target Premium             In Excess of Target Premium
------------------------------------------------------------------------------------
        1                        13%                                0.5%
      2 - 7                      15%                                2.5%
        8+                        5%                                2.5%


Distribution Charge Refund:
                        Premiums paid during                Premiums paid during
                             Policy year                         Policy year
   Policy Year          Up to Target Premium             In Excess of Target Premium
------------------------------------------------------------------------------------
        1                        5%                               0.8333%
        2+                       0%                                 0.00%


Premium Tax Charge:     A charge calculated to approximate the aggregate of taxes based on premiums received imposed on the Company by the jurisdiction in which the Insured resides. At the time of issue, the premium tax rate is 2%. This premium tax rate may change, but only to comply with the applicable rate of the governing jurisdiction.


                                  DAILY CHARGES

Daily charges are deducted from each Sub-Account.

Mortality and Expense Risk Charge:          0.0016389% daily
                                            (equivalent to 0.60% annually)
Charge for Taxes:                           NLV reserves the right to deduct from the assets of
                                            the Sub-Accounts a charge equivalent to any
                                            federal, state, or local taxes which it may be
                                            required to pay based on the investment earnings of
                                            a Sub-Account

                                 MONTHLY CHARGES

Monthly Charges are deducted from the Cash Surrender Value.

Policy Administration Charge:               $8.00 per month
Cost of Insurance Charge:                   See Policy Schedule E
Supplemental Term Insurance Rider Charge:   None


                                 ANNUAL CHARGES

Annual Loan Charges are added to the Loan Amount.

Loan Interest Rate:                         4.60% annually in arrears
Loan Interest Spread:                       0.60%


                               TRANSACTION CHARGES

Transaction charges are deducted at the time of each transaction.

Maximum Transfer Charge:                    $25.00
Projection Report Charge:                   None


                              UNDERWRITING CHARGES

Underwriting Charges are deducted on the Policy Date or on the effective date of an increase in Face Amount or change in Death Benefit Option, if applicable and on Monthly Policy Dates thereafter for 5 years.

Underwriting Charge:                        $20.00 in year 1
                                            and $45.00 in years 2 through 5

                                POLICY SCHEDULE C
                             THE INVESTMENT ACCOUNTS

Each of the Sub-Account invests in securities authorized by Vermont law.

This Schedule may be amended from time to time to add or delete Sub-Accounts.


                             LIMITATION ON TRANSFER

The maximum number of transfers allowed at no charge among Sub-Accounts per Policy Year is twelve (12).


                          OTHER SUB-ACCOUNT LIMITATIONS

The maximum number of Sub-Accounts to which this Policy 's Account Value may be allocated at any one time is ten (10).

Sub-Account:                                             The Bond Portfolio/ The Market Street Fund
Net Premium Allocation Percentage:                       50%
Objective and Strategy:                                  The Bond Portfolio Seeks to generate a high level
                                                         of current income consistent with prudent
                                                         investment risk by investing in a diversified
                                                         portfolio of marketable debt securities.

Sub-Account:                                             Goldman Sachs International Equity Fund/Goldman
                                                         Sachs Variable Insurance Trust
Net Premium Allocation Percentage:                       50%
Objective and Strategy:                                  Seeks long-term capital appreciation through
                                                         investments in equity securities of companies that
                                                         are organized outside the U.S. or whose securities
                                                         are principally traded outside the U.S.

                                POLICY SCHEDULE D
                                   FACE AMOUNT

Minimum Face Amount:                         $5,000
Maximum Face Amount:                         Subject to underwriting

The Insurance Coverage is equal to the Face Amount plus any insurance coverage provided by Rider.

Increases in Face Amount will require evidence of insurability. Increases will be subject to an Underwriting Charge as shown in Policy Schedule B.

                                POLICY SCHEDULE E
                   GUARANTEED MAXIMUM COST OF INSURANCE RATES

The maximum Cost of Insurance Rates per $1,000. Current charges may be lower than those shown.

                    Cost of Insurance Rate                                 Cost of Insurance Rate
      Policy Year                                       Policy Year
-------------------------------------------------------------------------------------------------

           1            0.140962                            34                  2.412406
           2            0.147642                            35                  2.660441
           3            0.156826                            36                  2.941303
           4            0.166847                            37                  3.312744
           5            0.178540                            38                  3.630928
           6            0.191070                            39                  4.058395
           7            0.206109                            40                  4.541256
           8            0.221151                            41                  5.062741
           9            0.238703                            42                  5.621820
           10           0.256260                            43                  6.213867
           11           0.277165                            44                  6.833236
           12           0.299750                            45                  7.496157
           13           0.324015                            46                  8.229662
           14           0.349961                            47                  9.054449
           15           0.379267                            48                  9.997081
           16           0.410259                            49                 11.073318
           17           0.447130                            50                 12.267117
           18           0.489890                            51                 13.555909
           19           0.537708                            52                 14.917868
           20           0.593114                            53                 16.344123
           21           0.654442                            54                 17.808412
           22           0.722549                            55                 19.332669
           23           0.794926                            56                 20.941678
           24           0.873270                            57                 22.667941
           25           0.961820                            58                 24.576773
           26           1.060609                            59                 26.764069
           27           1.170524                            60                 29.637355
           28           1.295849                            61                 33.931117
           29           1.439207                            62                 41.279381
           30           1.601548                            63                 56.039859
           31           1.781287                            64                 93.525819
           32           1.975125
           33           2.185739

                                POLICY SCHEDULE F
                         TABLE OF DEATH BENEFIT FACTORS

      Policy Year      Death Benefit Factor             Policy Year        Death Benefit Factor
-----------------------------------------------------------------------------------------------
           1               4.290684                         34                 1.583475
           2               4.148182                         35                 1.547672
           3               4.010453                         36                 1.513531
           4               3.877625                         37                 1.481045
           5               3.749544                         38                 1.450650
           6               3.626149                         39                 1.421558
           7               3.507257                         40                 1.394244
           8               3.392856                         41                 1.368707
           9               3.282660                         42                 1.344816
           10              3.176622                         43                 1.322428
           11              3.074470                         44                 1.301374
           12              2.976197                         45                 1.281458
           13              2.881647                         46                 1.262552
           14              2.790662                         47                 1.244622
           15              2.703081                         48                 1.227679
           16              2.618832                         49                 1.211790
           17              2.537744                         50                 1.197033
           18              2.459834                         51                 1.183410
           19              2.385079                         52                 1.170850
           20              2.313391                         53                 1.159221
           21              2.244749                         54                 1.148370
           22              2.179044                         55                 1.138071
           23              2.116177                         56                 1.128115
           24              2.055966                         57                 1.118285
           25              1.998271                         58                 1.108331
           26              1.943049                         59                 1.097967
           27              1.890227                         60                 1.086831
           28              1.839727                         61                 1.074710
           29              1.791531                         62                 1.061556
           30              1.745624                         63                 1.047569
           31              1.701975                         64                 1.033331
           32              1.660495                         65                 1.019738
           33              1.621036

GENERAL TERMS OF THIS POLICY
--------------------------------------------------------------------------------

CONSIDERATION

           This policy is issued in consideration of the application and payment of at least the Minimum Initial Premium shown in Policy Schedule A. We will incur no liability if no premium is paid.

ENTIRE POLICY

           On the Date of Issue the entire Policy between the parties is this policy and a copy of the application which is attached at issue. Any change of this Policy must be written and may be made only by one of our authorized officers or registrars. We will send the Owner a copy of any application for a change, which we approve. It and any additional Policy Schedule Pages shall become part of this Policy on the effective date of such change.

REPRESENTATIONS

           Any statement made by or for the Insured shall be deemed a representation and not a warranty. Unless such statement is in the attached application or in any subsequent application, it shall not be used to:

             1. make this policy void; or
             2. make any increase in Face Amount void; or
             3. make any Reinstatement void; or
             4. defend any claim.


INCONTESTABILITY

           After this policy has been in force during the life of the Insured for two years from the Policy Date of Issue, we will not contest it; however,

             1. we may contest any increase in Face Amount for which an application is required until such increase has been in force during the life of the Insured for two years from its Effective Date; and
             2. we may contest any Reinstatement until such Reinstatement has been in force during the life of the Insured for two years from its Effective Date.


POLICY MONTHS,
YEARS AND
ANNIVERSARIES

           Policy Months, Years and Anniversaries shall be measured from the Date of Issue.

           The Date of Issue is the first Monthly Policy Date. The Monthly Policy Date shown in the Policy Schedule A occurs on the same day each month or on the last day of any month having no such date.

           A Policy Anniversary falls on each successive anniversary of the Date of Issue. The first Policy Year begins on the Date of Issue and ends on the day before the first Policy Anniversary. Each subsequent Policy Year begins on a Policy Anniversary and ends on the day before the next Policy Anniversary.

POLICY EFFECTIVE
DATES

           The Face Amount on the Date of Issue shall become effective on the Date of Issue shown in the Policy Schedule A.

           Any increase in Face Amount for which an application is required shall become effective on the Monthly Policy Date on or next following the date we approve the application for such increase in Face Amount.

           Any increase in Face Amount for which an application is not required shall become effective on the Monthly Policy Date on or next following the date we receive the request for such increase unless otherwise provided by the policy.

           Any decrease in Face Amount requested shall become effective on the Monthly Policy Date on or next following the date we receive the request for such decrease.

           Any reinstatement of this policy shall become effective on the Monthly Policy Date on or next following the date we approve the application for Reinstatement.

           Any change of Death Benefit Option shall become effective on the Policy Anniversary on or next following the date we receive the request for such change.

ATTAINED AGE

           The Attained Age of the Insured on any date is the Issue Age shown in the Policy Schedule A plus the number of full Policy Years, which have passed since the Date of Issue.

MISSTATEMENT OF
AGE OR SEX

           If it is found that the amount of any benefit provided by this Policy is incorrect because of misstatement as to the age or sex (if applicable), the Account Value and the Death Benefit will be equitably adjusted on the basis of the correct facts. When adjusting the Account Value, the adjustment shall take effect on the Monthly Policy Date on or next following the date we have proof to our satisfaction of such misstatement. When adjusting the Death Benefit the adjustment shall take effect as of the Monthly Policy Date preceding the date of death.

VALUATION DATE
AND VALUATION
PERIOD

           A Valuation Date is each day that the New York Stock Exchange is customarily open for trading, except for:

             1. the day following Thanksgiving in each year; and
             2. any day on which trading is restricted by directive of the
                Securities and Exchange Commission.


           A Valuation Period is the period between two successive Valuation Dates.

INTEREST RATES

           All interest rates stated in this policy are effective annual rates.

BASIS OF
COMPUTATIONS

           Any guaranteed values for this policy are equal to or greater than those required by the law of the state where this policy is delivered. Any guaranteed values are based on Basis of Computations Interest Rate (or any higher rate required by law) and the Mortality Table shown in Policy Schedule A. A detailed statement of the method of computing values has been filed in the state in which this policy is delivered.

PAYMENT OF BENEFITS

           We will pay all benefits under this policy at our Home Office. Before payment of any Death Benefit, we may investigate the death.

POSTPONEMENT
OF PAYMENTS

           We will pay any amounts which are payable as a result of Cash Surrender, Withdrawals, or Policy Loans and which are allocated to the Separate Account within seven days after we receive written request in a form satisfactory to us. However, determination and payment of any amount payable from the Separate Account may be postponed whenever:

             1. the New York Stock Exchange is closed, or trading on the New
                York Stock Exchange is restricted by directive of the Securities and Exchange Commission; or
             2. the Securities and Exchange Commission by order permits postponement for the protection of Policy Owners; or
             3. an emergency exists, as determined by the Securities and
                Exchange Commission, as a result of which it is not reasonably practicable to dispose of securities or to determine the value of the net assets of the Separate Account.

           Transfers to or from the Sub-Accounts of the Separate Account, though normally occurring on the same day we receive the request for transfer, may also be postponed upon any of the above events.

           We will pay the Death Benefit within seven days after we receive due proof satisfactory to us of the Insured's death while this policy is in force. We may postpone determination and payment of any Death Benefit in excess of the Face Amount, net of any debt to us on this policy, upon any of the events enumerated above.

           We have the right to postpone payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank or other financial institution on which it is drawn.

NOTICES

           Unless this policy provides otherwise, any requests, changes, or notices:

             1. from us to the Owner shall be sent to the last address known to us of the Owner; and
             2. from us to an assignee shall be sent to the last address known to us of such assignee; and
             3. from the Owner or an assignee to us must be in writing and received by us at our Home Office in Montpelier, Vermont.


ANNUAL REPORT

           Each year, within 30 days after the Policy Anniversary, we will mail a report to the Policy Owner. The report will show the Account Value and the Net Cash Surrender Value at the beginning and at the end of the previous Policy Year and all the Premiums paid during the previous Policy Year. It will also show the additions to and the deductions from the Account Value during the Policy Year, the Death Benefit, Net Account Value, Outstanding Policy Loans and accrued loan interest as of the end of the Policy Year. This report will also include any additional information required by applicable law or regulation.

PROJECTION REPORT

           The Owner may request in writing a report, which projects future values and future Death Benefits for this policy. The report will also show any information required by law. The Projection Report will be based on:

             1. data the Owner gives us as to Face Amount and premiums; and
             2. such assumptions as either the Owner or we specify.


           We may charge the Owner for each Projection Report (See Policy Schedule B).


ROLES IN THIS POLICY
--------------------------------------------------------------------------------

           If used, the term "estate" of any person shall be deemed to be a designation of the executors or administrators of that person's estate.

OWNER

           The Owner may exercise all rights under this policy, including those described below:

             1. assign the policy; and
             2. release or discharge the policy; and

             3. change the policy if we agree to such change; and
             4. change the Beneficiary as stated in the Beneficiary provision;
                and
             5. enjoy the benefits under this policy.


           These actions may be taken without the consent and against the interest of any Beneficiary and any contingent owner. If the Owner has waived the right to change the Beneficiary, these actions may be taken by the Owner only with the written consent of all Beneficiaries that the Owner can not change. These actions may be taken only while the Insured is alive.

INSURED

           The Death Benefit becomes payable upon the death of the Insured. The Insured, in his or her role as the Insured, has no rights and receives no benefits under this policy.

BENEFICIARY

           The Beneficiary receives the Death Benefit payable upon the death of the Insured. Unless later changed, the Beneficiary shall be as stated in the application. The interest of any Beneficiary who dies before the Insured shall vest in the Owner unless otherwise stated.

CHANGE OF
BENEFICIARY

           The Owner has the right to change the Beneficiary. If the Owner expressly waives this right, no change can be made without the written consent of the Beneficiary.

           A new Beneficiary may be named during the life of the Insured by filing at our Home Office written notice in such form as we may require. When notice is received at our Home Office, the change shall take effect as of the date the notice is signed whether or not the Insured is living at the time of receipt. We will not be liable for any payment we make before receipt of the written notice at our Home Office.

TRUST BENEFICIARY

           Unless an authorized officer or registrar of the Company explicitly agrees otherwise in writing, the following provision shall apply when a trust is named as Beneficiary.

           In no event is the Company responsible for the application or disposition of any proceeds it pays to a Trust Beneficiary. Payment to a Trust Beneficiary is a full discharge of the liability of the Company. If a designated trust provides for successor trustees, the designation in this policy includes successor trustees. Likewise, if the trust allows amendments, the trust, if so amended, remains as a designated Beneficiary.

           A Trust Beneficiary is considered to be a Beneficiary who did not survive the Insured if:

             1. the trust has been terminated; or
             2. the specified testamentary trust does not qualify as such; or
             3. for any other reason a Trust Beneficiary is not entitled to any proceeds.

UNNAMED BENEFICIARY

           We may rely on an affidavit by any person who in our judgment knows the facts to identify any Beneficiary not specified by name. All our liability shall cease when we pay on the basis of such affidavit.

           If used, the term "children" of any person shall include only lawful children born to or legally adopted by that person.

ASSIGNMENTS

           If this Policy is assigned, such assignment shall transfer to the assignee the interest of:

             1. any Beneficiary whom the assignor can change; and
             2. any contingent owner.


           If the assignee acquires a right to proceeds, they shall be paid in one sum even though a Payment Option may be in effect at the time the assignment was signed. However, if we specifically agree, an assignment may limit the method of payment of any proceeds.

           We are not responsible for the validity or effect of any assignment of this policy. We will not recognize any assignment until it has been filed at our Home Office.

SPENDTHRIFT PROVISION

           If we receive at our Home Office written request by the Owner for this Spendthrift Provision, then, to the extent allowed by law and by this policy;

             1. only the Owner may transfer, anticipate, commute, or encumber the proceeds of this policy; and
             2. only legal process against the Owner may affect the proceeds of this policy.


           Any proceeds payable after this request is withdrawn by the Owner shall not be affected by this provision.


PREMIUMS
--------------------------------------------------------------------------------

POLICY
PROTECTION
PERIOD

           The first 60 months following the Date of Issue during which this policy remains continuously in force is referred to as the Policy Protection Period.

PAYMENT OF PREMIUMS

           No Premiums can be paid prior to the Date of Issue. A premium at least equal to the Minimum Initial Premium stated in the Policy Schedule A is due on the Date of Issue. Thereafter, premiums may be paid towards this policy under the circumstances described below.

           During the Policy Protection Period payment of total accumulated premiums, in excess of withdrawals and debt, at least equal to the sum of all unique Minimum Monthly Premiums in effect since the Date of Issue times the number of Monthly Policy Dates that have elapsed while each Minimum Monthly Premium was in effect, will keep the policy in force to the next Monthly Policy Date. This policy will always remain in force, both during the Policy Protection Period and beyond, as long as the Net Cash Surrender Value is sufficient to provide for Monthly Deductions.

           The Planned Periodic Premiums are the premiums the Applicant has requested to be billed. The Owner may change the amount or frequency of Planned Periodic Premiums at any time by sending a written notice to us at our Home Office. We may, however, limit any increase in either amount or frequency.

           In addition, we will accept unscheduled premiums, which are premiums in addition to the Minimum Initial, Minimum Monthly, or Planned Periodic Premiums. We may limit the number and amount of such premiums.

           All premiums are limited by a minimum and a maximum. The Minimum Initial Premium is specified in the Policy Schedule A. Subsequent minimum premium is $300.00 per premium payment. The maximum is the limit imposed by the Internal Revenue Code for qualifying the policy as "Life Insurance" for Federal Income Tax purposes, or such lower amount as we may set. We will not accept any premium in excess of the maximum.

           The first premium may be paid to us either through our duly authorized agent in exchange for a receipt signed by that agent, or at our Home Office. All later premiums must be paid to us at our Home Office, and will be credited and allocated on the day we receive them.

PREMIUM LOADS

           Any Premium Loads shown in Policy Schedule B are deducted from premiums received by the Company prior to allocation to the Sub-Accounts. Premium Loads include the Distribution Charge and the Premium Tax Charge. Premium Loads include the Distribution Charge Refund for the calculation of the Cash Surrender Value.

NET PREMIUM

           A net premium is the amount of any premium the Company receives minus any Premium Loads.

PREMIUM ALLOCATION

           The Owner has the right to designate the allocation of net premiums among the Sub-Accounts of the Separate Account. The initial allocation is shown in the Policy Schedule C. The Initial Premium payment will be held in the Money Market Fund Sub-Account until the later of:

             1. the end of the 10th day following receipt of the policy by the
                Owner, if we receive at our Home Office a signed delivery receipt for this policy on or before that date; or
             2. the end of the day on which we receive at our Home Office a signed delivery receipt for this policy, if on or between the 11th and 19th days following receipt of the policy by the Owner; or
             3. the end of the 20th day following receipt of the policy by the
                Owner, otherwise.


           It will then be transferred to any other Sub-Accounts as designated by the Owner.

           The allocation must be made in percentages. Each percentage must be a whole number. Each allocation made must be at least five per cent.

           The Owner may change the allocation of future premiums by notifying us in writing at our Home Office. Any allocation made will remain in effect until changed.

GRACE PERIOD

           A Grace Period is allowed for payment of the amount of premium needed to increase the Net Account Value so that Monthly Deductions can be made. A Grace Period shall start:

             1. if on any Monthly Policy Date during the Policy Protection
                Period, both of the following occur:

                a) the amount of Net Account Value is smaller than the amount of the Monthly Deductions on that date; and
                b) the sum of the Minimum Monthly Premiums in effect on this policy for all months since the Date of Issue is greater than a sum equal to:


                   i. all premiums paid; less
                   ii. all withdrawals made; less
                   iii. any debt to us on this policy.

             2. if on any Monthly Policy Date on or after the end of the Policy
                Protection Period, the Net Account Value is smaller than the Monthly Deductions on such date.

           A Grace Period shall not be less than 61 days. During a Grace Period this policy shall remain in force.

           To keep the policy in force beyond a Grace Period, the Policy Owner must make an additional premium payment before the end of the Grace Period at least equal to three (3) times the Monthly Deduction due when the Grace Period began, plus any Premium Loads.

           We will mail notice of the premium needed to the Owner. If the premium needed is unpaid on the 61st day after the notice is sent, then the Grace Period shall end and this policy shall terminate without value. This policy shall then be null and void and all rights shall cease, except as may be provided in Reinstatement.

           A Grace Period will not begin solely because payments of Planned Periodic Premiums are discontinued. Whether or not premiums are paid, Charges against the Account Value will be made. The Account Value will be as set forth in the POLICY VALUES section of this policy. The terms of this Grace Period provision will determine if and when a Grace Period starts.

REINSTATEMENT

           If this policy terminates after the end of a Grace Period, it may be reinstated. It must be reinstated on a Monthly Policy Date within five years from the start of such Grace Period.

           For Reinstatement we will require:

             1. an application for Reinstatement; and
             2. proof to our satisfaction that the Insured is insurable; and
             3. payment of a net premium which will make the Net Account Value sufficient to provide:


                a) two times the Monthly Deduction due on the date the Grace
                   Period began; plus
                b) three times the Monthly Deduction due on the date of
                   Reinstatement.


           We will send the Owner notice of the required payment upon request.

           In the event of Reinstatement the Policy Protection Period will be terminated.


DEATH BENEFIT AND POLICY CHANGES
--------------------------------------------------------------------------------

DEATH BENEFIT
COMPLIANCE
TEST

           The Death Benefit Compliance Test specified in the application is either the Cash Value Accumulation Test or the Guideline Premium Test. The test applicable to this policy is stated in Policy Schedule
           A. The choice of test determines the Death Benefit Factors shown in Policy Schedule F. This test may not be changed to another test.

DEATH BENEFIT

           We will pay the Death Benefit to the Beneficiary when we receive at our Home Office due proof that the Insured died while this policy was in force. The Death Benefit depends on the Death Benefit Option, the Death Benefit Compliance Test and any outstanding loans. We will pay the Death Benefit in one sum unless a Payment Option is chosen. If the Death Benefit is paid in one sum, it shall be increased by interest from the date of the Insured's death to the date of payment. We will set the rate of interest at not less than the Basis of Computations Interest Rate shown in the Policy Schedule A or any higher rate required by law.

SUICIDE LIMITATION

           If the Insured dies within two years of the Date of Issue as the result of suicide, while sane or insane, we will pay only a sum equal to:

             1. the premiums paid; less
             2. any debt to us on this policy; less
             3. any withdrawals made.


           Payment will be made to the Beneficiary.

           A similar two-year period shall apply to any increase in Face Amount for which an application is required. Such period shall begin on the Effective Date of any such increase. During such period if the Insured dies as the result of suicide, while sane or insane, we will pay, in lieu of any such increase in Face Amount, only a sum equal to the Cost of Insurance Charges that we have deducted from the Account Value for such increase. However, if such increase became effective within two years after the Effective Date of a Reinstatement, we will pay only the amount set forth in the next paragraph.

           If this policy is reinstated, a similar two-year period shall start from the Effective Date of the Reinstatement. During such period, if the Insured dies as the result of suicide, while sane or insane, we will pay only a sum equal to:

             1. the premiums paid on and since the Effective Date of the
                Reinstatement; less
             2. any debt to us on this policy; less
             3. any withdrawals made since the Effective Date of the
                Reinstatement.


DEATH BENEFIT
OPTIONS

           The Owner may elect either of two Death Benefit Options, Option A or Option B, for the period prior to the Insured's Attained Age 99 unless the Death Benefit Compliance test is The Cash Value Accumulation Test. When the Death Benefit Compliance Test is The Cash Value Accumulation Test, the Death Benefit Option must be

           Option A as specified below. The Death Benefit Option in effect on the Date of Issue is stated in the Policy Schedule A made a part of this policy on that date.

OPTION A

           Under Option A the Death Benefit shall be the greater of the Death Benefit Standard or the following:


             1. the Face Amount on the date of the Insured's death; less
             2. the amount of any Monthly Deductions then due; less
             3. any debt to us on this policy.


OPTION B

           Under Option B the Death Benefit shall be the greater of the Death Benefit Standard or the following:

             1. the Face Amount on the date of the Insured's death; plus
             2. the Account Value of the policy on the date of the Insured's death; less
             3. the amount of any Monthly Deductions then due; less
             4. any debt to us on this policy.


DEATH BENEFIT STANDARD

           The Death Benefit Standard is established in conformance with Section 7702 of the Internal Revenue Code, which defines "Life Insurance" for Federal Income Tax purposes. The Death Benefit Standard is:

             1. the Death Benefit Factor multiplied by the Cash Surrender Value of the policy on the date of the Insured's death; less
             2. the amount of any Monthly Deductions then due; less
             3. any debt to us on this policy.


           The Death Benefit Factor depends on the Insured's Attained Age at the start of a Policy Year as shown in Policy Schedule F.

CHANGES IN
FACE AMOUNT
AND DEATH
BENEFIT OPTION

           The Owner may request any of the following changes. We will make a change subject to the conditions stated. These changes may be made only while the Insured is living, and after the first policy anniversary. We will send the Owner a revised or additional Policy Schedules if any of these changes are made.

             1. FACE AMOUNT INCREASES. Face Amount Increases may be made only while the Insured is Attained Age 85 or less. We will require an application from the Owner and proof to our satisfaction that the Insured is then insurable. An increase in Face Amount, and an associated redetermination of the

                Minimum Monthly Premium, will be effective upon the Monthly Policy Date on or next following our approval.
             2. FACE AMOUNT DECREASES. We will require a written request by the
                Owner. A decrease in Face Amount shall be effective upon the Monthly Policy Date on or next following our receipt of the request.

                a) Decreases shall not be permitted which would reduce the Face
                   Amount to less than either of the following:

                   i. the minimum insurance amount for which the policy would qualify as "Life Insurance" for Federal Income Tax purposes under the Internal Revenue Code; or

                   ii.the Minimum Face Amount shown in the Policy Schedule D.

                b) A decrease in total insurance coverage shall apply in the following order:

                   i. first, to any increases in Face Amount in the reverse
                      order in which they were made;
                   ii.second, to the Face Amount on the Date of Issue.

             3. DEATH BENEFIT OPTION CHANGES. If the Death Benefit Compliance
                Test is the Guideline Premium Test, The Death Benefit Option may be changed once each Policy Year prior to the Insured's Attained Age 99. We will require a written request from the Owner. A change will be effective on the Monthly Policy Date on or next following our receipt of the request. The change may be made only if after such change the policy would qualify as "Life Insurance" for Federal Income Tax purposes under the Internal Revenue Code.

                a) Upon a change from Option A to Option B, the Face Amount shall decrease by an amount equal to the Account Value of the policy just prior to the Effective Date of the change. However, the change may be made only if after such change the Face Amount would not be below the Minimum Face Amount shown in the Policy Schedule D.
                b) Upon a change from Option B to Option A, the Face Amount shall increase by an amount equal to the Account Value just prior to the Effective Date of the change.


           At the Insured's Attained Age 99, if this policy is still in force, the Face Amount of this policy will be set equal to the Account Value, and the Death Benefit Option will automatically revert to Option A. The Death Benefit Option may not thereafter be changed.

           We reserve the right to underwrite any transaction that increases the excess of:

             1. the Death Benefit plus any debt to us on the policy, divided by the Cost of Insurance Divisor (1.00327374); over

             2. the Account Value of the policy.


INVESTMENT
--------------------------------------------------------------------------------

           Investment of the Account Value of the policy may be made in one or more of the Sub-Accounts of the National Variable Life Insurance Account (herein called the "Separate Account"). The Account Value in the Separate Account is based on the investment experience of the chosen Sub-Account(s) of the Separate Account, and may increase or decrease daily. It is not guaranteed as to dollar amount.

GENERAL
ACCOUNT

           The General Account is composed of the admitted assets of National Life Insurance Company other than those in the Separate Account or any other separate account.

SEPARATE ACCOUNT

           The Separate Account is composed of assets owned by National Life Insurance Company. These assets are held separate and apart from General Account assets. The Separate Account is devoted exclusively to the investment of assets of variable life insurance policies. Income, gains, and losses from assets allocated to the Separate Account, whether or not realized, are credited to or charged against such account without regard to our other income, gains, or losses. The portion of the assets of the Separate Account equal to the reserves and other liabilities for these policies shall not be chargeable with liabilities arising out of any other business, which we may conduct.

           We may transfer assets, which exceed the reserves and other liabilities of the Separate Account to our General Account.

           The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 ("the 1940 Act"). It is also governed by applicable state law. We may make certain changes if, in our sole judgment, they would best serve the interests of the owners of policies such as this one or would be appropriate in carrying out the purposes of such policies. Any changes will be made only if permitted by applicable laws and regulations. Also, when required by law, we will obtain the approval of Policy Owners of the changes and the approval of any appropriate regulatory authority.

           For example, we may:

             1. deregister the Separate Account under the 1940 Act if
                registration is no longer required; and
             2. combine or substitute separate accounts; and
             3. transfer all or part of the assets of the Separate Account to another separate account or to the General Account; and

             4. make any changes necessary to comply with, or obtain and continue any exemptions from the 1940 Act; and
             5. make any other necessary technical changes in this policy to conform with any action this provision permits us to take.


SUB-ACCOUNTS

           The Separate Account has several Sub-Accounts. Account Value cannot be allocated to more than ten Sub-Accounts at any one time.

           Each Sub-Account will buy shares of an investment fund. Each investment fund represents a separate investment portfolio.

           If, in our judgment, an investment fund no longer suits the investment goals of the policy, or tax or marketing conditions so warrant, we may substitute shares of another investment fund or shares of another investment company. If the Owner has an interest in the Sub-Account affected, we will notify the Owner before doing so and, to the extent required by law, we will get prior approval from the Securities and Exchange Commission. We also will secure any other required approvals. If this policy has Account Value in a Sub-Account affected by any such change, and if the Owner wishes, we will transfer that value at the Owner's written direction from that Sub-Account, without charge, to another Sub-Account.

           We may also eliminate, combine, or substitute Sub-Accounts and establish new Sub-Accounts if in our judgment marketing needs, tax considerations, or investment conditions warrant. Any new Sub-Accounts may be made available to existing policies on a basis to be determined by us. We also may transfer assets from a Sub-Account to another Sub-Account or separate account if the transfer in our judgment would best serve the interests of the owners of policies such as this one or would be appropriate in carrying out the purposes of such policies, but only if permitted by applicable laws or regulations. If any of these changes is made, we may by appropriate endorsement change the policy to reflect the change.

           Subject to obtaining any required regulatory approval, if the Policy Owner has Account Value in a Sub-Account that will be eliminated, we will notify the Owner at least 30 days before the elimination, and will request that the Owner designate the account(s) to which the Account Value in the Sub-Account to be eliminated should be transferred. Upon the elimination of such a Sub-Account, the Account Value in that Sub-Account will be transferred to the Sub-Account(s) in accordance with the designation received by us from the Owner or, if such a designation is not received prior to the liquidation date, to the Money Market Fund Sub-Account. A transfer charge will not be imposed for transfers made upon elimination of a Sub-Account.

           Income and realized and unrealized gains or losses from the assets of each Sub-Account of the Separate Account are credited to or charged against that Sub-Account without regard to income, gains, or losses in the other Sub-Accounts of the Separate Account, the General Account, or any other separate accounts. We reserve the right to credit or charge a Sub-Account in a different manner if required, or made appropriate, by reason of a change in the law. We maintain records of all purchases and redemptions of investment fund shares by each of the Sub-Accounts.

ALLOCATIONS IN
GENERAL AMONG
THE SUB-
ACCOUNTS

           Any Policy Loan repayment, interest accrued on the outstanding Policy Loans, Withdrawals, Cost of Insurance Charges, Transfer Charges, Rider Charges, Policy Administration Charge, or Underwriting Charge will be allocated to the corresponding Sub-Accounts, proportionate to the Account Value attributable to each of the Sub-Accounts immediately prior to the allocation (or proportionate to Net Premiums allocated to the Sub-Accounts on the earlier of the Date of Issue or the first Valuation Date).

VALUATION

           We will value the assets of each Sub-Account of the Separate Account on each Valuation Date.

TRANSFER PRIVILEGES

           The Policy provides that all or part of the Account Value may be transferred between or among Sub-Accounts on any Valuation Date subject to the limitation that the Account Value can not be allocated to more than ten (10) Sub-Accounts at any one time, and to the following:

             1. Transfer requests must be in writing and in a form acceptable to the Company;
             2. Twelve (12) transfers are permitted in each Policy Year at no charge.


           Transfers may be requested by dollar amount or percentage of assets. Written confirmation of each transfer will be sent to the Policy Owner.


POLICY VALUES
--------------------------------------------------------------------------------

ACCOUNT VALUE
OF THE POLICY

           The Account Value of the policy is equal to the sum of the Account Value attributable to each of the Sub-Accounts plus the Account Value of the Loan Account.

NET ACCOUNT
VALUE

           The Net Account Value of the Policy is equal to the Account Value less any debt to us.

ACCOUNT VALUE
ATTRIBUTABLE TO
THE SUB-
ACCOUNT

           The amounts allocated to the Sub-Accounts will be invested in shares of the portfolios of the funds. Amounts allocated, transferred in or added to a Sub-Account under the Policy are used to purchase units of that Sub-Account; units are redeemed when amounts are deducted, transferred out or withdrawn.

           The value of a unit in each Sub-Account is arbitrarily set at $1.00 on the first Valuation Date. The value of any Unit on any subsequent Valuation Date is equal to its value on the preceding Valuation Date multiplied by that Sub-Account's Net Investment Factor for the Valuation Period. The Net Investment Factor for a Separate Account for a Valuation Period equals the Gross Investment Rate for such period plus one and minus the Mortality and Expense Risk Charge for that Valuation Period.

           The Gross Investment Rate of a Sub-Account for any Valuation Period is equal to the net earnings of that Sub-Account during the Valuation Period divided by the value of the total assets of the Sub-Account at the beginning of the Valuation Period. The net earnings of each Sub-Account during a Valuation Period are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that Sub-Account, reduced by investment related expenses and any amount charged against that Separate Account for Premium Taxes or other governmental charges paid or reserved by the Company during that Valuation Period.

           Transactions which require the crediting and canceling of units will be made on the Valuation Date on which the transaction is effected.

           On the later of the Date of Issue of the policy or the date at least the Minimum Initial Premium is received by us, the Net Premium will be credited to the Money Market Fund Sub-Account. The Account Value in the Money Market Fund Sub-Account on that date is the Net Premium less the Monthly Deductions assessed since the Date of Issue.

           The Account Value attributable to a Sub-Account on the first Valuation Date is equal to the share of the Net Premium paid on that date that is allocated to the Sub-Account less the Cost of Insurance Charges, any Rider Charges, and the Policy Administration Charge from the Date of Issue to the first Valuation Date.

           The Account Value attributable to a given Sub-Account on any subsequent Valuation Date is equal to the number of units in that Sub-Account multiplied times the unit value for that Sub-Account on that date.

CASH SURRENDER
VALUE

           Cash Surrender Value is calculated as the Account Value reflecting the Distribution Charge Refund specified in Policy Schedule B. The Distribution Charge Refund is applicable only in the first two Policy Years on the premiums paid in the first Policy Year. The Cash Surrender Value is equal to the Account Value on the second (2nd) Policy Anniversary and thereafter.

NET CASH
SURRENDER VALUE

           The Net Cash Surrender Value on any day shall be equal to the Cash Surrender Value less any debt to us on this Policy.

           The Policy Owner may, by written request to us, surrender his Policy while the Insured is living for its Net Cash Surrender Value. We may require that the Policy be returned to us. When this Policy has been surrendered, it shall be null and void and all rights shall cease. Proceeds shall be paid in one lump sum unless a Payment Option is chosen.

ACCOUNT VALUE
OF THE LOAN
ACCOUNT

           The Account Value of the Loan Account is zero on the first Valuation Date. The Account Value of the Loan Account on any day after the first Valuation Date equals:

             1. The Account Value of the Loan Account on the preceding day credited with interest at the annual rate of 4.00%; plus
             2. Any amount transferred from Sub-Accounts to the Loan Account for
                Policy Loans requested on that day; less
             3. Any Loan Repayments made on that day; less
             4. If that day is a Policy Anniversary, any amount transferred to the Sub-Accounts by which the Loan Account value exceeds the outstanding Policy Loan.


DIVIDENDS

           We may credit this policy with shares, called dividends, from our divisible surplus. However, it is expected that no dividends will be credited to this policy. Any dividends shall be set by us and shall be credited on the policy anniversary. Any dividends credited shall be paid in cash.

ACCOUNT VALUE
UPON
REINSTATEMENT

           If this policy is reinstated, the Account Value on the date of Reinstatement shall be:

             1. the Account Value on the date the Grace Period began; less
             2. two times the Monthly Deduction due on the date the Grace Period began; plus
             3. the net premium paid to reinstate the policy; less

             4. the Monthly Deductions due on such date.



CHARGES AGAINST THE ACCOUNT VALUE
--------------------------------------------------------------------------------

MORTALITY AND
EXPENSE RISK
CHARGE

           We will deduct the Mortality and Expense Risk Charge shown in the Policy Schedule B from the Account Value attributable to each Sub-Account of the Separate Account on each day that the policy is in force to cover mortality and expense risk.

TAX CHARGE

           We reserve the right to deduct any charge for taxes or amounts set aside as a reserve for taxes in determining the unit value for each of the Sub-Accounts in the event that such a tax is levied on that Sub-Account in the future.

MONTHLY DEDUCTION

           The Monthly Deduction is the sum of the Cost of Insurance Charge, the monthly Policy Administration Charge, any Rider Charge, any Underwriting Charge, and any Charge for Substandard Insurance Rating. The Monthly Deduction shall be deducted from the Account Value of the policy on the Monthly Policy Date.

           The Monthly Deduction shall be deducted from the Sub-Accounts in proportion to the respective Account Values held in those accounts on the Monthly Policy Date.

COST OF
INSURANCE
CHARGE

           The Cost of Insurance rate on any day shall be based on the size and duration of this policy, the Insured's then Attained Age, the Date of Issue, sex, and underwriting classification.

           On any Monthly Policy Date, the Cost of Insurance Charge of the policy shall be the Cost of Insurance rate on such date multiplied by the excess of:

             1. the Death Benefit of the policy plus any debt to us on the policy divided by the Cost of Insurance Divisor (1.00327374);
                over
             2. the Account Value of the policy on such date before the Cost of
                Insurance Charge is deducted.


           We may change the Cost of Insurance rates from time to time based on our expectations of future experience.

           The Cost of Insurance rates shall not be greater than the rates set forth in the table of Guaranteed Maximum Cost of Insurance Rates shown in the Policy Schedule E.

           The rate class of the Insured at the time of an increase in Face Amount for which an application is required may differ from the rate class on the Date of Issue. For determining the Cost of Insurance
           Charge:

             1. the Account Value is first considered part of the Face Amount on the Date of Issue; and
             2. if the Account Value is more than the Face Amount on the Date of
                Issue, the excess is considered part of the increases in Face Amount in the order of occurrence of such increases; and
             3. if the Death Benefit is the Death Benefit Standard, the excess of the Death Benefit over the total Face Amount is assigned the rate class of the Face Amount in effect on the Date of Issue.


POLICY
ADMINISTRATION
CHARGE

           The monthly Policy Administration Charge is shown in the Policy Schedule B.


TRANSFER CHARGE

           We may charge a Transfer Charge for the thirteenth and each subsequent requested transfer of Account Value between the Sub-Accounts occurring during any Policy Year. The Transfer Charge may not exceed the Maximum Transfer Charge stated in the Policy Schedule B.

RIDER CHARGE

           Charges for riders, if any, deducted from the Account Value are shown in the Policy Schedule B.

UNDERWRITING
CHARGES

           Underwriting Charges may apply as specified in Schedule B.


WITHDRAWALS
--------------------------------------------------------------------------------

           After the first policy anniversary, the Owner may make withdrawals by written request to us. Withdrawals shall be subject to all of the following terms.

             1. The amount withdrawn may not be less than the Minimum Withdrawal
                Amount stated in the Policy Schedule A.
             2. The amount withdrawn may not exceed the Net Account Value on the date of withdrawal less loan interest until the next Policy Anniversary, less three times the Monthly Deductions for the next Monthly Policy Date.
             3. The amount withdrawn may not be such that it reduces the Face
                Amount below the Minimum Face Amount stated in the Policy Schedule D.


           Account Value will be decreased by the amount withdrawn.

           If:

             1. the Death Benefit Compliance Test is The Guideline Premium Test;
                and
             2. Death Benefit Option A is in effect on the date of the
                withdrawal; and
             3. the Face Amount plus any Term Insurance Amount, divided by the
                Death Benefit Factor at the Insured's Attained Age on the date of the withdrawal, exceeds the Cash Surrender Value of the policy just after the withdrawal;


           the Face Amount shall also be decreased. The decrease in Face Amount shall equal the lesser of such excess or the amount of the withdrawal. A decrease in total insurance coverage shall apply first to any Supplemental Term Insurance Amount provided by a Supplemental Term Insurance Rider on this Policy, then to any increases in Face Amount in the reverse order in which they were made, and then to the Face Amount on the Date of Issue.

           If the Death Benefit Compliance Test is the Guideline premium Test, and Death Benefit Option B is in effect on the date of the withdrawal, there shall be no decrease in the Face Amount.

           If the Death Benefit Compliance Test is the Cash Value Accumulation Test, Face Amount plus any Term Insurance Amount will be decreased by an amount equal the withdrawal amount times the Cost of Insurance Divisor (1.00327374).


POLICY LOANS
--------------------------------------------------------------------------------

           We will loan an amount up to the Maximum Loan Value of the Policy at any time. At the time of the loan the policy must be in force. The policy shall be the sole security for the loan and must be duly assigned to us.

MAXIMUM LOAN
VALUE

           The Maximum Loan Value on any day is equal to the Account Value less the sum of the following:

             1. debt secured by this policy; and
             2. three times the Monthly Deduction for the next Monthly Policy
                Date.


           The debt secured by this policy includes loans, unpaid loan interest, and accrued loan interest not otherwise due.

LOAN INTEREST RATE

           Any loan shall bear interest from the date the loan is made. The Loan Interest Rate is shown in the Policy Schedule B.

GENERAL LOAN TERMS

           Loaned amounts will be transferred from the Sub-Accounts to the General Account and segmented in a Loan Account. Policy Loans shall be allocated among and transferred from the Account Value in proportion to the Account Values held in the Sub-Accounts on the date the loan is made. After the Loan is made, the loan interest shall be due on the next and all later Policy Anniversaries. Interest due will be added to the outstanding debt.

           The Loan Account will be credited with interest at the annual rate of 4.00%.

           All or any part of the debt may be paid to us at any time prior to:

             1. the death of the Insured; or
             2. surrender of the policy.


           However, during a Grace Period the debt may not be repaid.

           Unless the Owner specifies, any payment to us shall be deemed a premium payment and not a payment of the debt. At the death of the

           Insured or upon the surrender of the policy, all debt shall become due at once. It shall be paid from the policy values.


PAYMENT OPTIONS
--------------------------------------------------------------------------------

           In lieu of a lump sum settlement, all or part of the proceeds of this Policy may be applied under a Payment Option. When proceeds are applied under a Payment Option, all other rights and benefits under this Policy shall cease.

           In addition to the following options, other payment options may be available upon request.

OPTION EFFECTIVE
DATE

           The Option Effective Date is the date the proceeds become payable.

GENERAL
PAYMENT OPTION
TERMS

           If the proceeds to be placed under a Payment Option are less than $3,500, we may pay them in one sum to the payee who otherwise would receive the first payment under the option. If any payments would be less than $100, we will change the frequency to provide payments of at least $100.

           If the proceeds are assigned on the Option Effective Date, we will pay the assignee's share in one sum and place only the balance under the option. After the Option Effective Date neither the payments nor the remaining value may be assigned or encumbered. To the extent the law permits, they are not subject to any claims against the payee.

           We may require proof to our satisfaction that any payee is alive on the date any payment is due.

CHOICE OF OPTION

           Choice of an option may be made:

             1. by the Owner if the Insured is living: or
             2. by the Beneficiary if the Insured is not living and if no option is in effect.


           Equivalent payments for 12-, 6-, 3-, or 1-month intervals may be chosen. The options are described in terms of monthly payments. We will quote the amount of the other payments on request.

           We may issue a document stating the terms of the option.

CHANGE OF
PAYMENT OPTION

           The right to change Payment Options exists under Options 1, 2, or 4. At the time of change the remaining value under the old option shall become the proceeds to be placed under the new option.

LUMP SUM
REMOVAL OF
PROCEEDS
APPLIED UNDER A
PAYMENT OPTION

           Lump sum payments may be taken from the remaining proceeds placed under Payment Options 1, 2, or 4.

             1. Under Options 1 and 4 all or any part of the remaining value may be taken at any time, though no more than four transactions may be made during any calendar year.
             2. Under Option 2 the entire remaining value may be taken at any time.


           No lump sum removal of proceeds may be made under Option 3, 5, 6, or 7.

OPTION 1 -
PAYMENTS OF
INTEREST ONLY

           Interest at a rate of 3 1/2% per year shall be paid either for:

             1. the life of a chosen human being; or
             2. a chosen period.


           We may pay more interest in any year. Upon the earlier of the death of the chosen human being or the end of the chosen period, any remaining value will be paid. The first payment shall be made one month after the Option Effective Date. If the payee is not a human being, payments may not continue for more than 30 years.

OPTION 2-
PAYMENTS FOR A
STATED TIME

           Equal monthly payments shall be made for a stated number of years. The first payment shall be made on the Option Effective Date. The amount of each monthly payment is shown in the table. The monthly payments are based on an interest rate of 3 1/2% per year. We may pay more interest in any year.

                                 OPTION 2 TABLE
                  MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS

Stated Number of Years            Monthly Payments
          1                            $84.65
          2                             43.05
          3                             29.19
          4                             22.27
          5                             18.12
          6                             15.35
          7                             13.38
          8                             11.90
          9                             10.75
          10                             9.83
          11                             9.09
          12                             8.46
          13                             7.94
          14                             7.49
          15                             7.10
          16                             6.76
          17                             6.47
          18                             6.20
          19                             5.97
          20                             5.75
          21                             5.56
          22                             5.39
          23                             5.24
          24                             5.09
          25                             4.96
          26                             4.84
          27                             4.73
          28                             4.63
          29                             4.53
          30                             4.45



OPTION 3 -
PAYMENTS FOR
LIFE

           Equal monthly payments shall be made for any guaranteed period chosen and thereafter during the life of a chosen human being. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the age and sex of the chosen human being on the Option Effective Date and on any guaranteed period chosen. We may require proof to our satisfaction of such age. We may require like proof that such human being is alive on the date any payment is due. The guaranteed period may be five or ten years or a Refund period. A Refund period extends until the sum of the payments is equal to the proceeds placed under the option. The monthly payments are based on an interest rate of 3 1/2% per year. We may pay more interest in any year during the guaranteed period. We will quote the amount of monthly payments for lower ages and guaranteed periods not shown in the Option 3 Table on request.


                                 OPTION 3 TABLE
                  MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS
     (Amounts shown are for the age nearest birthday on the Effective Date)
                                Guaranteed Period

                                Male                                                 Female
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                 10                                                    10
        Age        None        Years      Refund                       None          Years       Refund
---------------------------------------------------------------------------------------------------------
        50         $4.44       $4.40      $4.29                       $4.10          $4.09       $4.03
        51          4.52        4.47       4.34                        4.16           4.14        4.08
        52          4.59        4.54       4.42                        4.22           4.20        4.13
        53          4.67        4.62       4.48                        4.29           4.26        4.19
        54          4.76        4.70       4.55                        4.35           4.33        4.24
        55          4.85        4.78       4.62                        4.42           4.39        4.30
        56          4.94        4.86       4.70                        4.50           4.47        4.37
        57          5.04        4.96       4.78                        4.58           4.54        4.44
        58          5.15        5.05       4.86                        4.66           4.62        4.51
        59          5.26        5.15       4.95                        4.75           4.70        4.58
        60          5.38        5.26       5.04                        4.85           4.79        4.66
        61          5.51        5.37       5.14                        4.95           4.89        4.74
        62          5.65        5.49       5.24                        5.06           4.99        4.83
        63          5.80        5.62       5.35                        5.17           5.09        4.92
        64          5.96        5.75       5.47                        5.30           5.20        5.02
        65          6.13        5.88       5.59                        5.43           5.32        5.12
        66          6.31        6.03       5.71                        5.57           5.44        5.23
        67          6.51        3.17       5.84                        5.72           5.57        5.34
        68          6.72        6.33       5.98                        5.88           5.71        5.47
        69          6.94        6.48       6.13                        6.05           5.85        5.60
        70          7.18        6.65       6.28                        6.24           6.01        5.73
        71          7.43        6.81       6.45                        6.44           6.17        5.87
        72          7.70        6.98       6.61                        6.66           6.34        6.03
        73          7.99        7.15       6.79                        6.90           6.51        6.19
        74          8.29        7.33       6.99                        7.16           6.69        6.37
        75          8.62        7.50       7.17                        7.44           6.88        6.55
        76          8.98        7.67       7.38                        7.74           7.07        6.74
        77          9.35        7.85       7.61                        8.06           7.27        6.95
        78          9.76        8.02       7.84                        8.41           7.46        7.16
        79         10.19        8.18       8.08                        8.79           7.66        7.39
        80         10.66        8.34       8.35                        9.20           7.86        7.65
        81         11.15        8.50       8.59                        9.65           8.05        7.90
        82         11.68        8.65       8.88                       10.13           8.24        8.16
        83         12.24        8.79       9.19                       10.65           8.42        8.45
        84         12.83        8.91       9.47                       11.21           8.59        8.74
       85+         13.46        9.04       9.81                       11.82           8.74        9.09

                   +       Higher ages the same

OPTION 4 -
PAYMENTS OF A
STATED AMOUNT

           Equal monthly payments of a stated amount shall be made until the proceeds, with interest at 3 1/2% per year on the unpaid balance are used up. The first payment shall be made on the Option Effective Date. The amount chosen must be at least $10 per month for each $1,000 of proceeds placed under this option. We may add more interest to the unpaid balance in any year, which will extend the number of payments. The last payment will be for the balance only.

OPTION 5 - LIFE ANNUITY

           Equal monthly payments shall be made in the same manner as Option 3 except:

             1. the amount of each payment shall be based on our current settlement rates on the Option Effective Date; and
             2. no additional interest shall be paid.


OPTION 6 - JOINT
AND TWO-THIRDS
ANNUITY

           Equal monthly payments shall be made while two chosen human beings are both living. Upon the death of either, two-thirds of the amount of such payments shall continue during the life of the survivor. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the ages and sexes of the chosen human beings on the Option Effective Date. We may require proof to our satisfaction of their ages. We may require like proof that any chosen human being is alive on the date any payment conditioned on the life of such human being is due. The initial amount of each monthly payment is shown in the table. We will quote the amount of monthly payments for any other age combination on request. The monthly payments are based on an interest rate of 3 1/2% per year. No additional interest shall be paid.

                                 OPTION 6 TABLE
                  MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS
     (Amounts shown are for the age nearest birthday on the Effective Date)

 Ages          One Male               Ages          One Male
  of              and                  of             and
 Both         One Female              Both         One Female
-------------------------------------------------------------
  50             $4.11                 68             $5.86
  51              4.17                 69              6.03
  52              4.23                 70              6.21
  53              4.29                 71              6.41
  54              4.35                 72              6.62
  55              4.42                 73              6.84
  56              4.50                 74              7.08
  57              4.58                 75              7.35
  58              4.66                 76              7.63
  59              4.75                 77              7.93
  60              4.84                 78              8.25
  61              4.94                 79              8.60
  62              5.05                 80              8.97
  63              5.16                 81              9.38
  64              5.29                 82              9.81
  65              5.42                 83             10.27
  66              5.55                 84             10.77
  67              5.70                85+             11.31

                             + Higher ages the same



OPTION 7 - 50%
SURVIVOR
ANNUITY

           Equal monthly payments shall be made during the life of the chosen primary human being. Upon the death of the chosen primary human being, 50% of the amount of such payments shall continue during the life of the chosen secondary human being. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the ages and sexes of the chosen human beings on the Option Effective Date. We may require proof to our satisfaction of their ages. We may require like proof that any chosen human being is alive on the date any payment conditioned on the life of such human being is due. The initial amount of each monthly payment is shown in the table. We will quote the amount of monthly payments for any other age combination on request. The monthly payments are based on an interest rate of 3 1/2% per year. No additional interest shall be paid.

                                 OPTION 7 TABLE
                  MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS
     (Amounts shown are for the age nearest birthday on the Effective Date)

            Male Primary           Female Primary                    Male Primary             Female Primary
 Ages     -----------------      ------------------       Ages    -------------------      ------------------
  of           Female                   Male               of           Female                     Male
 Both        Secondary               Secondary            Both         Secondary                Secondary
-------------------------------------------------------------------------------------------------------------
  50          $4.11                   $3.96                68            $5.85                    $5.51
  51           4.17                    4.01                69             6.02                     5.66
  52           4.23                    4.06                70             6.20                     5.82
  53           4.29                    4.12                71             6.39                     6.00
  54           4.35                    4.18                72             6.59                     6.18
  55           4.42                    4.24                73             6.81                     6.39
  56           4.50                    4.31                74             7.05                     6.60
  57           4.58                    4.38                75             7.30                     6.84
  58           4.66                    4.45                76             7.57                     7.09
  59           4.75                    4.53                77             7.86                     7.36
  60           4.84                    4.61                78             8.17                     7.66
  61           4.94                    4.70                79             8.51                     7.97
  62           5.05                    4.79                80             8.86                     8.32
  63           5.16                    4.89                81             9.25                     8.68
  64           5.28                    5.00                82             9.66                     9.08
  65           5.41                    5.12                83            10.10                     9.51
  66           5.55                    5.24                84            10.56                     9.97
  67           5.69                    5.37               85+            11.06                    10.47

                             + Higher ages the same

Flexible Premium Adjustable Benefit Variable Life Insurance. Flexible premiums may be paid until the death of both Insured. The adjustable Death Benefit is payable upon the death of the Insured. This policy is participating.

The Owner is a member of National Life Insurance Company while this contract is in force. The annual meetings of the Company are held at its Home Office in Montpelier, Vermont, on the first Friday in February in each year at 9 o'clock A.M.



                         National Life Insurance Company
                      HOME OFFICE: ONE NATIONAL LIFE DRIVE
                MONTPELIER, VERMONT 05604 TELEPHONE: 802-229-3333
                                   WWW.NLV.COM